Exhibit 99(l)

K&L GATES LLP STATE STREET FINANCIAL CENTER ONE LINCOLN STREET BOSTON, MA 02111-2950 T 617.261.3100 F 617.261.3175

July 28, 2016

Steben Select Multi-Strategy Fund

9711 Washington Blvd., Suite 400

Gaithersburg, Maryland 20878

Dear Sirs or Madams:

This opinion is furnished in connection with the registration by Steben Select Multi-Strategy Fund, a Delaware statutory trust (the "Fund”), of 111,990,286 Class A shares of beneficial interest, no par value per share ("Class A Shares") and 111,990,286 Class I shares of beneficial interest, no par value per share ("Class I Shares" and together with the Class A Shares, “Shares”), under the Securities Act of 1933, as amended, pursuant to a registration statement on Form N-2 (File No. 333-211724), as amended ("Registration Statement"), in the amounts set forth under "Amount Being Registered" on the facing page of the Registration Statement.

As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Fund, the By-Laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable (except as described in the Registration Statement) shares of beneficial interest of the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Very truly yours,

/s/ K&L Gates LLP